UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): 2/11/2015
Commission File Number

001-34581

Kraton Performance Polymers, Inc.
(Exact name of registrant as specified in its charter)

Delaware	20-0411521
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
15710 John F. Kennedy Blvd., Suite 300
Houston, TX 77032
(Address of principal executive offices, including zip code)
281-504-4700
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Establishment of Targets for 2015 Cash Incentive Plan. On February 11, 2015, our Compensation Committee approved the 2015 Performance Targets under the Kraton Performance Polymers, Inc. 2013 Cash Incentive Plan for the Kraton Leadership Team, which includes our named executive officers.
For the bonus year that ends December 31, 2015, the committee has established the following target bonus amounts for our named executive officers:

Named Executive Officer	Target Bonus
Kevin M. Fogarty	1.0 x Base Salary
Stephen E. Tremblay	.65 x Base Salary
Holger R. Jung	.60 x Base Salary
Lothar P. F. Freund	.60 x Base Salary
G. Scott Lee	*
Damian T. Burke	.50x Base Salary
* Mr. Lee is leaving his employment on March 31, 2015, and therefore, no target was established for 2015 cash incentive compensation.
Depending on the level of achievement of the business performance targets and the executive’s individual performance, each named executive officer’s actual bonus can be from zero to two times his target bonus.
We have established business performance targets for the company with an assigned percentage weighting to the achievement of each, and we have established key strategic objectives for the named executive officers with the actual payout based on an evaluation of the executive’s performance against the strategic objectives, which we refer to as the “balanced scorecard.”
Business performance targets will account for 80% of the cash incentive payment, and the balanced scorecard will account for 20%. The actual bonus earned will equal the sum of the amount earned for achievement of business performance targets and the amount earned based on the executive’s performance against the balanced scorecard objectives, provided that in no event may the aggregate payout for individual performance exceed the total pool established for the balanced scorecard. The balanced scorecard pool will not fund unless threshold level of business performance is reached.
Business Performance Targets: The Compensation Committee has established business performance targets for the company and has assigned a percentage weighting to the achievement of each. For 2015, the business performance targets are based on the achievement of Adjusted EBITDA (60%) and the achievement of Operating Cash Flow (20%). The Compensation Committee has established threshold, target and stretch multipliers for each of these business performance targets, which if achieved, will provide a bonus multiplier that can range from 0.3, if the minimum, or threshold, level of performance is achieved, to 2.0, assuming the company meets or exceeds the maximum, or stretch, goal.
The Adjusted EBITDA targets for 2015 have been established based on our 2015 business plan and with reference to market conditions and year-over-year performance in comparison to 2014; however, as such information is competitively sensitive, the exact targets will be disclosed in the proxy statement for our annual general meeting of stockholders in 2016.
Individual Performance: The “Balanced Scorecard”: The portion of the executive’s cash incentive compensation based on individual performance will be payable from a pool established based on the company’s achievement of the Adjusted EBITDA targets established by the Compensation Committee as follows:

Performance Level (based on achievement of Adjusted EBITDA)	Bonus Pool Funding Level
Threshold Adjusted EBITDA Performance	80%
Target (100%) of Adjusted EBITDA Performance	110%
Maximum Adjusted EBITDA Performance	200%
At 100% funding, the pool will be equal to the aggregate of 20% of all executive officers’ target bonus amounts.
Executives will be eligible for payments from the pool in amounts from 0%-200% of their individual target bonus amount (equal to 20% of their total target bonus) based on performance against the balanced scorecard. Individual payouts from the pool will be based on performance against balanced scorecard objectives for each executive, which will be strategic objectives tied to the business plan and linked to the current and future improved performance of the company.
Total Cash Incentive Compensation. Based on such targets and multipliers and assuming the threshold performance level is achieved, the cash incentive compensation for any given named executive officer will be the sum of the following:

Adjusted EBITDA bonus percentage x target bonus x 0.60
Operating Cash Flow bonus percentage x target bonus x 0.20
Target bonus x 0.20 x (a number from 0.0 to 2.0 based on balanced scorecard)*
Total Annual Cash Incentive Compensation
* Provided that the aggregate payout for individual performance may not exceed the balanced scorecard bonus pool.
Any such bonuses will be paid in cash, and we expect that such payments, if any, will be made in first quarter 2016.
Establishment of NEO Base Compensation for 2015. On February 11, 2015, our Compensation Committee established annual base compensation for our executive officers, including our named executive officers. For 2015, Mr. Fogarty’s base compensation will be $875,000, Mr. Tremblay’s will be $450,000, Dr. Jung’s will be $375,000, Dr. Freund’s will be $350,000, and Mr. Burke’s will be $275,000. Mr. Lee’s compensation $320,000 annually, which compensation will cease after he leaves his employment on March 31, 2015. These amounts are unchanged from 2014.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kraton Performance Polymers, Inc.

Date: February 17, 2015	By:	/s/ Stephen E. Tremblay
Stephen E. Tremblay
Chief Financial Officer